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EXHIBIT 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Amylin Pharmaceuticals, Inc. for the registration of 65,074 shares of its common stock and to the incorporation by reference therein of our report dated March 7, 2005, with respect to the consolidated financial statements and schedules of Amylin Pharmaceuticals, Inc., Amylin Pharmaceuticals, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Amylin Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Diego, California
August 29, 2005

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  EXHIBIT 23.2